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                                                                    EXHIBIT 99.1
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                      [Synbiotics Corporation Letterhead]


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
Michael K. Green            Kenneth M. Cohen           Kathy Brunson
V P Finance & CFO           President & CEO            Analyst Contact
Synbiotics Corporation      Synbiotics Corporation     Financial Relations Board
mikeg@synbiotics.com        kenc@synbiotics.com        312-266-7800

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        SYNBIOTICS CORPORATION ACQUIRES ITS INTERNET MARKETING PARTNER,
                  ANNOUNCES STRATEGIC CHANGES, PLANS TO RENAME

SAN DIEGO, CA., January 13, 2000. . . Synbiotics Corporation (Nasdaq National
Market: SBIO), one of the world's leading suppliers of veterinary diagnostic products, announced today that it has acquired W3Commerce LLC, a privately-held, San Diego-based Internet systems and services provider. W3Commerce specializes in information and e-commerce networks that develop direct channels for manufacturers to supply retail and business consumers. W3Commerce's focus since its creation has been the development of its "Web Within the Web" model of building high Internet traffic at low cost.

Emphasizing the importance of this acquisition, Synbiotics also announced that it will ask shareholders to approve changing its corporate name to W3 Inc. (Nasdaq National Market: WWWI). The name/ticker symbol change is expected to become effective later in the first quarter of 2000.

Under the terms of the acquisition, Synbiotics has issued a long-term note to the former members of W3Commerce LLC, convertible into 1 million new shares of W3 Inc. common stock after two years, equivalent to about 10% of the combined company (Synbiotics' current officers and directors own about 1.2 million shares, or 12%, of the combined company). If W3 Inc. achieves certain post-deal share price targets, W3Commerce LLC members could receive an additional 800,000 new shares.

W3 Inc. will function essentially as a holding company, owning and operating its two complementary business units, Synbiotics and W3Commerce. The goal of the combined business, W3 Inc., is to build business-to-business and affinity group networks, market products to network users, and, where appropriate, develop and manufacture products targeted to those networks. W3 Inc.'s initial focus will be to grow the worldwide direct-to-vet sales of its animal health unit, which will continue to be known as Synbiotics. The company's Internet services unit, which will continue under the name W3Commerce, will support the Synbiotics animal health business as well as other clients, as it continues development of its extensive domain network targeting the pet and vet, hospitality and leisure sectors.

After working together for nearly a year and jointly launching a veterinarian network (NetworkVet.com) in August of 1999, Synbiotics and W3Commerce recognized the significant potential of merging their activities. W3 Inc. expects to gain significant benefit from the
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combination of the two companies' strengths in the pet & vet product and information markets. These strengths and management's direct supply philosophy fit extremely well with the US economy's overall trend toward disintermediation.

According to Ken Cohen, Synbiotics president and CEO, "The Internet revolutionizes industries by moving information and choice from suppliers to customers. Any company in the vet products industry, which now has a very traditional distribution system, which can effect this kind of change will reap substantial benefits, and our combination with W3Commerce will enable us to lead the way. Even before this merger, Synbiotics had a broad range of innovative products, global presence, strong cash flow and experience in building affinity group networks, all of which position us perfectly to capitalize on the opportunity."

Cohen continued, "New growth for our vet diagnostics business is our immediate goal, but we also see substantial potential in using our strong financial position to expand the reach of W3's model beyond the veterinary world. We are presently in discussions with a number of manufacturers, and intend to establish important new alliances in the coming months."

Colin Lucas-Mudd, founder of W3Commerce, commented, "Synbiotics provides us with the two essentials necessary for accelerated growth: a broad line of proprietary, high margin products to add to those ranges that we sell on-line for other clients, and the resources needed to extend our model to other manufacturers and target sectors. Our proven "Web Within the Web" model generates high traffic volumes and "sticky" sites with high recognition and minimal promotion expense. Combining these factors and techniques with Synbiotics' veterinarian and pet care networks can enable us to make a major impact in this important Internet marketplace."

The combined company's board will be strengthened with the addition of two members from W3Commerce, Colin Lucas-Mudd (who also will serve as President of the W3Commerce operating unit) and Rigdon Currie, an experienced technology executive.

Ken Cohen will continue as President and CEO, and Michael Green will serve as Senior Vice President and CFO, of the holding company. Paul A. Rosinack, currently Vice President and General Manager of Synbiotics' animal health business, will become President of the Synbiotics operating unit.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the seasonality of major portions of the Company's business and other risks set forth in the Company's filings with the Securities and Exchange Commission, particularly Form 10-KSB filed for the year ended December 31, 1998 and the Form 10-QSB filed for the quarter ended September 30, 1999. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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